LETTERHEAD OF LINDQUIST & VENNUM P.L.L.P.

PATRICK DELANEY
612/371-3281

                                                                     Exhibit 5.1

                                  May 23, 1996


Applied Biometrics, Inc.
501 East Highway 13
Burnsville, MN 55337

     Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

         In connection with the Registration Statement on Form S-3 filed by Applied Biometrics, Inc. (the "Company") with the Securities and Exchange Commission on May 23, 1996 relating to a public offering of up to 946,000 shares of Common Stock, $.01 par value, to be offered by the Selling Shareholders, please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

     1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Minnesota.

     2. The shares of Common Stock being offered by the Selling Shareholders have been validly issued and are fully paid and nonassessable, or, if such shares will be sold upon exercise of outstanding warrants, will be legally issued, fully paid and nonassessable when issued and paid for us contemplated by their respective warrant agreements.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising a part of the Registration Statement.



                                                 Very truly yours,




                                                 LINDQUIST & VENNUM P.L.L.P.